Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

DICERNA PHARMACEUTICALS, INC.

Pursuant to Section 151

of the General Corporation Law of

the State of Delaware

The undersigned, Douglas M. Fambrough, III, hereby certifies that:

I. He is the duly elected and acting President and Chief Executive Officer of Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

II. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share.

III. The following is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Company (the “Board of Directors”) at a meeting on March 28, 2017, which constituted all requisite actions on the part of the Company with respect to the authorization of the filing of this Certificate of Designation (this “Certificate of Designation”).

RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as follows:

1. Designation and Number. The shares of such series shall be designated as the Redeemable Convertible Preferred Stock with par value $0.0001 per share (the “Convertible Preferred Stock”). The number of shares initially constituting the Convertible Preferred Stock shall be Seven Hundred Thousand (700,000).

2. Dividends.

(a) From and after the Issue Date, cumulative dividends shall accrue on the Accrued Value of each share of Convertible Preferred Stock at the Annual Rate. Dividends on each share of Convertible Preferred Stock shall be cumulative and shall accrue daily from and after the Issue Date, but shall compound on a quarterly basis on each Quarterly Dividend Date whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of dividends. All such dividends shall compound and be added to the Accrued Value on each Quarterly Dividend Date, as provided in the definition of “Accrued Value” in Section 10 hereof. None of such dividends shall be paid in cash unless such dividends are paid pursuant to Section 3 or Section 8, and for the avoidance of doubt, such dividends shall remain accrued when compounded and added to the Accrued Value until paid in cash pursuant to such Sections.

(b) In the event that the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of the Convertible Preferred Stock shall be entitled, in addition to any cumulative dividends to which the Convertible Preferred Stock may be entitled under Section 2(a) above, to receive the amount of dividends per share of Convertible Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of such Convertible Preferred Stock held by each holder could be converted pursuant to the provisions of Section 5 below, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

(c) The Board of Directors may fix a record date for the determination of holders of shares of Common Stock or the Convertible Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”) or Deemed Liquidation Event, the holders of shares of Convertible Preferred Stock shall be entitled to be paid, with respect to each share of Convertible Preferred Stock then outstanding held by the holder, out of the assets of the Company available for distribution to its stockholders, on a preferred basis prior and in preference to any distribution to the holders of any Common Stock or any other Junior Stock of the Company, an amount in cash per share of Convertible Preferred Stock equal to (i) in the event of a Deemed Liquidation Event, the greater of (x) 101% multiplied by the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Convertible Preferred Stock that have not previously been added to the Accrued Value or (y) such amount per share as would have been payable in respect of the shares of Common Stock into which such share of Convertible Preferred Stock is then convertible, assuming all outstanding shares of Convertible Preferred Stock were converted into Common Stock immediately prior to such Deemed Liquidation Event in accordance with Section 5 below (without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting the conversion of the Convertible Preferred Stock and without regard to any limitation on conversion in accordance with Section 5(j) below) or (ii) in the event of a Liquidation Event that is not a Deemed Liquidation Event, the greater of (x) the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Convertible Preferred Stock that have not previously been added to the Accrued Value or (y) such amount per share as would have been payable in respect of the shares of Common Stock into which such share of Convertible Preferred Stock is then convertible, assuming all outstanding shares of Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 5 below (without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting the conversion of the Convertible Preferred Stock and without regard to any limitation on conversion in accordance with Section 5(j) below) (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Company available for distribution to the Company’s stockholders shall be insufficient to pay the holders of shares of the Convertible Preferred Stock the full amount to which they shall be entitled pursuant to the preceding sentence of this Section 3(a), the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of such shares of Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Common Stock. In the event of any Liquidation Event or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Convertible Preferred Stock, the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c) Deemed Liquidation Events.

(i) Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Required Holders elect otherwise by written notice sent to the Company at least five (5) days prior to the effective date of any such event:

(1) a reorganization, merger or consolidation in which

(A)	the Company is a constituent party or

(B)	a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such reorganization, merger or consolidation, except any such reorganization, merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such reorganization, merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such reorganization, merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such reorganization, merger or consolidation, the parent corporation of such surviving or resulting corporation;

(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company;

(3) issuance or transfer of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the voting securities of the Company (but excluding issuances of equity securities (or securities convertible into equity securities) by the Company in a bona fide financing that is primarily for its capital-raising purposes and in which all consideration from such issuances, net of expenses, is received by the Company); or

(4) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50)% or more of the outstanding Common Stock.

(ii) Effecting a Deemed Liquidation Event.

(1) The Company shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation or other agreement for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and (b) as if the consideration payable to stockholders were all assets of the Company available for distribution to stockholders.

(2) In the event of a Deemed Liquidation Event referred to in Section 3(c)(i)(1)(B), 3(c)(i)(2) or 3(c)(i)(3), if the Company does not effect a dissolution of the Company under the General Corporation Law upon the consummation of such Deemed Liquidation Event, then the Company shall send a written notice to each holder of Convertible Preferred Stock no later than the fifth (5th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of Sections 3(c)(ii)(2), (3), (4) and (5) to require the redemption of such shares of Convertible Preferred Stock, and unless the Required Holders agree otherwise in a written instrument delivered to the Company, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the twentieth (20th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Convertible Preferred Stock at a price per share equal to the Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Convertible Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Convertible Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Company has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 3(c)(ii)(2), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event. If the Company is required by the provisions of this Section 3(c)(ii)(2) to redeem shares, the redemption shall occur in accordance with the provisions of Sections 3(c)(ii)(2), (3), (4) and (5). The date upon which any such redemption is required to be effected pursuant to this Section 3(c)(ii)(2) shall be the “Redemption Date”.

(3) The Company shall send written notice of any redemption pursuant to this Section 3(c)(ii) (the “Redemption Notice”) to each holder of record of Convertible Preferred Stock as required by Section 3(c)(ii)(2). Each Redemption Notice shall state:

(A)	the number of shares held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice (which number shall not be less than the number of shares the Company is then required to redeem);

(B)	the Redemption Date and the redemption price; and

(C)	that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

If the Company receives, on or prior to the tenth (10th) day after the date of delivery of the Redemption Notice to a holder of Convertible Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 3(c)(ii), then the shares of Convertible Preferred Stock registered on the books of the Company in the name of such holder at the time of the Company’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 3(c)(ii), whether on such Redemption Date or thereafter.

(4) On or before the applicable Redemption Date, each holder of shares to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares represented by a certificate are redeemed, a new certificate representing the unredeemed shares shall promptly be issued to such holder.

(5) If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the redemption price payable upon redemption of the shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares so called for redemption shall not have been surrendered, dividends with respect to such shares shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor. Any shares of Convertible Preferred Stock that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

(iii) Amount Deemed Paid or Distributed. The consideration paid by the Company upon a Liquidation Event or Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to the holders of the capital stock of the Company by the Company or the acquiring person, firm or other entity, with the value of such property, rights or securities determined in good faith by the Board of Directors; provided, however, that, in the event of a Deemed Liquidation Event, if the value received by stockholders with respect to a share of Common Stock is not at least two hundred percent (200%) of the Conversion Price, then the consideration paid to the holders of Convertible Preferred Stock under this Section 3 (whether on redemption or otherwise) must be made in cash.

4. Voting. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent in lieu of meeting), each holder of Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Convertible Preferred Stock held by such holder are convertible on the record date for determining stockholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 5 hereof and subject to the limitations set forth in Section 5(j) below, but without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Stock). Holders of Convertible Preferred Stock shall be entitled to notice of any meeting of stockholders and, except as otherwise provided herein or otherwise required by law, to vote together with the holders of Common Stock as a single class.

5. Conversion. The holders of the Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Convertible Preferred Stock that have not previously been added to the Accrued Value by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $3.19 per share. The rate at which shares of Convertible Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided in Section 5(d), (e), (f) and (g) below.

In the event of a notice of redemption of any shares of Convertible Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, which shall be the last reported closing sale price of a share of Common Stock on the Conversion Date if the Common Stock is then listed and trading on a Trading Market or, if the Common Stock is not then so listed and trading, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Holders of Convertible Preferred Stock shall effect conversions by providing the Company with a written notice of conversion (a “Notice of Conversion”) on the Trading Day on which such holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Convertible Preferred Stock to be converted, the applicable Conversion Price, the number of shares of Common Stock to be issued, and the number of shares of Convertible Preferred Stock owned subsequent to the conversion at issue. The shares of Common Stock shall be deemed to have been issued, and the holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Company of the Notice of Conversion. To effect conversions of shares of Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Convertible Preferred Stock to the Company unless all of the shares of Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Convertible Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Convertible Preferred Stock represented by a certificate held by the holder will have the effect of lowering the outstanding number of Convertible Preferred Stock held by such holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Convertible Preferred Stock were issued; provided, however, that in such cases the holder may request that the Company deliver to the holder a certificate representing such non-converted shares of Convertible Preferred Stock; provided, further, that the failure of the Company to deliver such new certificate shall not affect the rights of the holder to submit a further Notice of Conversion with respect to such Convertible Preferred Stock and, in any such case, the holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Company and a holder as to the calculation of the Conversion Price, the total number of shares of Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon a conversion, the Company shall issue to such holder the number of shares of Common Stock that are not disputed within the time periods specified below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Company’s regularly retained accountants) within two (2) Trading Days following the Company’s receipt of such holder’s Notice of Conversion. The Company shall cause such accountant to calculate the Conversion Price, the total number of shares of Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon conversion as provided herein and to notify the Company and such holder of the results in writing no later than two (2) Trading Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(ii) Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder the number of shares of Common Stock being acquired upon the conversion of the Convertible Preferred Stock. If, in the case of any Notice of Conversion, such shares of Common Stock are not delivered to or as directed by the applicable holder by the Share Delivery

Date, the holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Company shall promptly return to the holder any original Convertible Preferred Stock certificate delivered to the Company and the holder shall promptly return to the Company the shares of Common Stock issued to such holder pursuant to the rescinded Conversion Notice.

(iii) The Company shall at all times when the Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, the Company shall take commercially reasonable efforts to effect any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price, as applicable.

(iv) The Company understands that a delay in the delivery of the shares of Common Stock after the Share Delivery Date could result in economic loss to the holder. As compensation to the holder for such loss, if (i) the Company fails to deliver the number of shares of Common Stock to which the holder is entitled upon the holder’s exercise of the Convertible Preferred Stock within the time periods specified above (or, to the extent shares of Common Stock are subject to a Dispute Procedure, within one (1) Business Day of the Company’s receipt the accountant’s calculation) and (ii) the holder has not exercised its Buy-In rights as provided below respect to such shares, the Company agrees to pay (as liquidated damages and not as a penalty) to the holder for late issuance of the shares of Common Stock upon exercise of the Convertible Preferred Stock the proportionate amount of $100 per Trading Day (increasing to $200 per Trading Day after the tenth (10th) Trading Day) after the Share Delivery Date for each $10,000 of shares of Common Stock for which the Convertible Preferred Stock is exercised which are not timely delivered. For purposes of clarification, if the Company is obligated to make payments of liquidated damages pursuant to this Section for late issuance of shares of Common Stock, then it shall not also be obligated to make Buy-In payments as described below with respect to those same shares of Common Stock. The Company shall pay any payments incurred under this Section in immediately available funds upon demand.

(v) In addition to any other rights available to the Holder, if the Company fails for any reason to effect delivery of the shares of Common Stock to the holder by the Share Delivery Date (or, to the extent shares of Common Stock are subject to a Dispute Procedure, within one (1) Business Day of the Company’s receipt of the accountant’s calculation) and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder or its brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the holder of the Common Stock which the holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, minus any amounts paid to the holder by the Company as liquidated damages as described in Section 5(b)(iv) above, exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Convertible Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the holder $1,000, assuming no liquidated damages. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of Convertible Preferred Stock as required pursuant to the terms hereof.

(vi) All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Convertible Preferred Stock. Any shares of Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock accordingly.

(vii) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 5. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common stock issuable on conversion of each share of shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issue date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price, as applicable, then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Convertible Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d), (e) or (f) of this Section 5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Convertible Preferred Stock to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Convertible Preferred Stock.

(i) Notice of Record Date. In the event:

(i)	that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

(ii)	that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)	of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution on the Common Stock), or of any consolidation or merger of the Company into or with another Person, or a Deemed Liquidation Event; or

(iv)	of a Liquidation Event;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Convertible Preferred Stock, and shall cause to be mailed to the holders of the Convertible Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

(A)	the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)	the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

(j) Beneficial Ownership Limitation.

(i) The Company may not issue to a holder, or group of affiliated holders, of shares of Convertible Preferred Stock, upon conversion of such Convertible Preferred Stock, a number of shares of Common Stock that would cause such holder, or group of affiliated holders, to beneficially own, in the aggregate, a number of shares of the Company’s capital stock that represents in excess of 19.99% of the Company’s voting power, unless (x) the Company obtains the approval of its stockholders as required by the applicable rules of the relevant Trading Market for issuances of shares of Common Stock in excess of such amount or (y) the Company is not subject to rules of the relevant Trading Market limiting issuances of shares of Common Stock in excess of such amount.

(ii) Notwithstanding anything to the contrary herein, upon the written election of a holder of shares of Convertible Preferred Stock, no such holder of Convertible Preferred Stock shall be entitled to effect a conversion of any portion of its shares of Convertible Preferred Stock, to vote in its capacity as a holder of shares of Convertible Preferred Stock with respect to matters submitted to holders of the Common Stock or take delivery of shares of Common Stock upon conversion of such shares of Convertible Preferred Stock, in each case, to the extent that, after giving effect to such conversion, action or delivery, as applicable, such holder, together with all other Attribution Parties (as defined below), collectively would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (such percentage, subject to such modifications in accordance with, and subject to the limitations set forth in, this Section 5(j)(ii), the “Maximum Percentage”). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and the other Attribution Parties shall include the number of shares of Common Stock held by the holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of such shares of Convertible Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of such shares of Convertible Preferred Stock beneficially owned by such holder or any other Attribution Party and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(j)(ii). For purposes of determining the number of shares of Common Stock the holder may acquire upon the conversion of shares of its Convertible Preferred Stock without exceeding the Maximum Percentage, such holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a holder of Convertible Preferred Stock at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such holder’s beneficial ownership, as determined pursuant to this Section 5(j)(ii), to exceed the Maximum Percentage, such holder must notify the Company of a reduced number of shares of Convertible Preferred Stock to be converted pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of a holder of Convertible Preferred Stock, where such request indicates that it is being made pursuant to this Certificate of Designation, the Company shall within two (2) business days confirm orally and in writing or by electronic mail to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by such holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon the conversion of any of such holder’s shares of Convertible Preferred Stock results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock, the number of shares so issued by which such holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void and/or any other shares of Convertible Preferred Stock have been purported to be converted or mandatorily converted in excess of the limitations set forth in this Section 5(j)(ii), the Company shall return to the Holder the number of shares of Convertible Preferred Stock corresponding to such excess.

Upon delivery of a written notice to the Company, a holder of Convertible Preferred Stock may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage that is not in excess of 19.99% (except that such increased percentage may exceed 19.99% in the event that (x) the Company obtains the approval of its stockholders as required by the applicable rules of the relevant Trading Market for issuances of shares of Common Stock in excess of such amount or (y) the Company is not subject to rules of the relevant Trading Market limiting issuances of shares of Common Stock in excess of such amount) as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder of shares of Convertible Preferred Stock and the other Attribution Parties and not to any other holder of Convertible Preferred Stock. For purposes of clarity, the shares of Common Stock underlying such holder’s shares of Convertible Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(j)(ii) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(j)(ii) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation as contained in this paragraph may not be waived and shall apply to a successor holder of the Convertible Preferred Stock.

As used in this Certificate of Designation with respect to any holder of Convertible Preferred Stock, “Attribution Parties” means, collectively, the following persons and entities: such holder, any of its Affiliates or principals, any person acting or who could be deemed to be acting as a group together with such holder or any of the foregoing for purposes of Section 13(d) of the Exchange Act, and any other persons whose beneficial ownership of the Common Stock would or could be aggregated with such holder’s and the other Attribution Parties’ for purposes of Section 13(d) of the Exchange Act.

The limitation contained in this Section 5(j)(ii) shall apply to a holder from and after the delivery of such written election to the Company and shall cease to apply thereafter only upon sixty-one (61) days’ written notice from such holder to the Company of an election to increase or decrease or remove such limitation; provided, that such election to be subject to such limitation shall be irrevocable if the holder so electing specifies in writing to the Company that such election is irrevocable. For the avoidance of doubt, the limitation contained in this Section 5(j)(ii) shall not apply to any holder that has not elected in writing to be subject to such limitation.

6. Mandatory Conversion.

(a) Trigger Event. If at any time following the earlier of

(i) the second anniversary of the Issue Date or

(ii) the time at which both a Dosing Event and a Partnership Event have occurred and the certification and public announcement of each has been made pursuant to Section 9 below,

the closing sale price of the Common Stock on the principal Trading Market exceeds two-hundred percent (200%) of the Conversion Price for forty-five (45) out of sixty (60) consecutive Trading Days, then the Company shall have the right to require conversion of the Convertible Preferred Stock, in whole or in part, on a pro rata basis by all holders thereof based on the number of shares of Convertible Preferred Stock then held, at the then effective conversion rate in accordance with Section 5(a)(i), subject to the limitations set forth in this Section 6.

(b) Limitations on Mandatory Conversion.

(i) Certain Equity Conditions. The Company shall be prohibited from exercising its right to require conversion pursuant to Section 6(a), and any such exercise shall be void ab initio, at any time at which there exists an Equity Conditions Failure.

(ii) Effect of Blocker Provisions. To the extent any conversion in accordance with this Section 6, would (x) cause a holder to beneficially own a number of shares of Common Stock that exceeds the amount that could be issued to such holder pursuant to Section 5(j) or (y) in the reasonable judgment of the applicable holder, result in a violation by such holder of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended from time to time (an “HSR Violation”), then, at the Mandatory Conversion Time (as defined below) (i) only such portion of such holder’s shares of Convertible Preferred Stock that may be converted without exceeding the limitations in Section 5(j) and without resulting in an HSR Violation shall be converted to Common Stock and (ii) the remaining shares of Convertible Preferred Stock that would otherwise have been converted into Common Stock, from the Mandatory Conversion Time forward, shall, in respect of payment of dividends and distribution of assets of the Company upon a Liquidation Event or Deemed Liquidation Event, have only such rights as are applicable to shares of Common Stock and the provisions of Section 7 (other than Section 7(a)) shall no longer apply; provided, that, for the avoidance of doubt, the other rights applicable to such shares of Convertible Preferred Stock, including the Conversion Rights, shall not be modified.

(c) Procedural Requirements. All holders of record of shares of Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Convertible Preferred Stock pursuant to this Section 6. Such notice must include a certification that there does not then exist an Equity Conditions Failure. The Company shall send such notice at least thirty (30) days in advance of the occurrence of the conversion requested pursuant to Section 6(a) (the time of such occurrence, the “Mandatory Conversion Time”). Prior to the Mandatory Conversion Time specified in the notice, each holder of shares of Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or by his or its attorney duly authorized in writing. All rights with respect to the Convertible Preferred Stock converted pursuant to Section 6(a), including the rights to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit) therefor, to receive the items provided for in the next sentence of this Section 6(c). As soon as practicable after the Mandatory Conversion Time (but in any event within three Trading Days), the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Convertible Preferred Stock converted. Such converted Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock accordingly.

7. Protective Covenants. At any time when shares of Convertible Preferred Stock are outstanding, the Company shall not, either directly or indirectly (including through any subsidiary of the Company) by amendment, merger, consolidation, reclassification, reorganization or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Required Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act taken or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, modify or fail to give effect to the rights of the holders of Convertible Preferred Stock;

(b) increase or decrease the number of authorized shares of Convertible Preferred Stock (except as permitted under Section 8(i) hereunder) or issue additional shares of Convertible Preferred Stock;

(c) create or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Convertible Preferred Stock in respect of (i) payment of dividends, (ii) distribution of assets of the Company upon a Liquidation Event or Deemed Liquidation Event or (iii) rights to vote or appoint directors or other rights relating to control or governance of the Company to which holders of Common Stock are not entitled solely by virtue of their ownership thereof;

(d) other than the issuance of shares of Common Stock on exercise or conversion of securities outstanding on the Issue Date, issue any shares of Common Stock or securities convertible into or exercisable (directly or indirectly) for Common Stock if at such time (or after giving affect to such issuance) the Company does not have sufficient shares of Common Stock available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Stock into Common Stock (assuming that accrued and unpaid dividends at such time include all dividends that would have accrued on the Convertible Preferred Stock for a period of five years from the date thereof) and the exercise and conversion of all other securities convertible or exercisable (directly or indirectly) for Common Stock;

(e) declare or pay any dividends or distributions on or make redemptions or repurchases of equity securities, except for repurchases from employees, directors, advisors or consultants upon termination pursuant to contractual call rights;

(f) create any subsidiary that is not 100% owned by the Company or another 100% owned subsidiary of the Company; provided, however, that this restriction shall not apply, in the case of any subsidiary created outside of the United States, solely to the extent that, due to local law or regulatory requirements, the Company is not permitted to legally own such subsidiary; or

(g) enter into any debt or lease transaction, other than working capital loans, equipment leases and other similar transactions, or accounts receivable, in the ordinary course of business, in which the Company (taken together with its subsidiaries) borrows in excess of $10 million at any one time outstanding in the aggregate for all such transactions or otherwise incur any indebtedness or enter into any agreement the terms of which prohibit redemption of the Convertible Preferred Stock.

8. Redemptions.

(a) Seven-Year Redemption. On or at any time after the seventh anniversary of the Issue Date,

(i) if requested by the Required Holders, each holder of Convertible Preferred Stock shall have the right to require the Company to redeem all of such holder’s Convertible Preferred Stock, for cash, at a redemption price per share of Convertible Preferred Stock equal to the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Convertible Preferred Stock that have not previously been added to the Accrued Value.

(ii) the Company shall have the right to redeem, in whole or in part, on a pro rata basis from all holders thereof based on the number of shares of Convertible Preferred Stock then held, the outstanding Convertible Preferred Stock, for cash, at a redemption price per share of the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Convertible Preferred Stock that have not previously been added to the Accrued Value.

(b) Limitations on Redemption Right. The Company shall be prohibited from exercising its right to redeem Convertible Preferred Stock pursuant to Section 8(a)(ii), and any such exercise shall be void ab initio, at any time at which there exists an Equity Conditions Failure.

(c) Exercise of Redemption Right.

(i) Any holder of Convertible Preferred Stock may exercise the holder’s redemption right under Section 8(a)(i) by delivering to the Company at its principal office a written notice stating the holder’s intention to exercise the holder’s redemption right and the number of the holder’s shares of Convertible Preferred Stock to be redeemed. The Company shall be obligated to redeem the total number of shares of Convertible Preferred Stock specified in the holder’s redemption notice on or before the earlier of the sixtieth (60th) business day following its receipt of the initial redemption request triggering the notice described in Section 8(d) below pursuant to Section 8(a).

(ii) The Company may exercise its redemption right under Section 8(a)(ii) by delivering to the applicable holder at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Company, if it serves as its own transfer agent) a written notice stating the Company’s intention to exercise its redemption right, the number of the holder’s shares of Convertible Preferred Stock to be redeemed and the time of such redemption, which shall not be sooner than thirty (30) days after the delivery of such notice.

(d) Notice of Redemption. The Company shall provide notice of any redemption requested by the Company under Section 8(a)(ii), specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, return receipt requested, to each holder of record of Convertible Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Company, if it serves as its own transfer agent), not less than fifteen (15) days prior to each redemption date. In the case of redemptions requested by the Company pursuant to Section 8(a)(ii), such notice must include a certification that there does not then exist an Equity Conditions Failure. In the case of redemptions requested by a holder under Section 8(a)(i), the Company shall use its commercially reasonable efforts, and shall take all reasonable action necessary, to pay the redemption price as provided in this Section 8.

(e) Insufficient Funds. If the funds of the Company legally available for redemption by the holder pursuant to Section 8(a)(i) of the Convertible Preferred Stock on any redemption date are insufficient to redeem all shares of the Convertible Preferred Stock being redeemed by the Company on such date, those funds which are legally available will be used first to redeem, on a pro rata basis from the holders thereof based on the number of shares of Convertible Preferred Stock then held, the maximum possible number of shares of the Convertible Preferred Stock being redeemed in accordance with the aggregate redemption proceeds payable with respect to the shares of Convertible Preferred Stock to be redeemed. At any time thereafter when additional funds of the Company become legally available for the redemption of the Convertible Preferred Stock, such funds will be used to redeem the balance of the shares of Convertible Preferred Stock which the Company was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Convertible Preferred Stock which are not redeemed as a result of the circumstances described in this Section 8(e) shall remain outstanding until such shares shall have been redeemed and the redemption price therefor, as applicable, shall have been paid or set aside for payment in full.

(f) Rights Terminated. Upon (i) presentation and surrender of the certificate or certificates representing the shares of Convertible Preferred Stock being redeemed pursuant to this Section 8 and receipt of the redemption price therefor or (ii) irrevocable deposit in trust by the Company for holders of the Convertible Preferred Stock being redeemed pursuant to this Section 8 of an amount in cash equal to the redemption price for the shares of Convertible Preferred Stock being redeemed on any redemption date, each holder of Convertible Preferred Stock will cease to have any rights as a stockholder of the Company by reason of the ownership of such redeemed shares of Convertible Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Convertible Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.

(g) Restrictions on Other Payments. After the receipt by the Company of a redemption request pursuant to Section 8(a)(i), unless and until the full redemption price for the shares of Convertible Preferred Stock to be redeemed on any redemption date has been paid to the holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any capital stock of the Company and (ii) no shares of capital stock of the Company shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary (except by conversion into or exchange for shares of Common Stock for which adjustment may be made pursuant to Section 5 above).

(h) Conversion Prior to Redemption. At any time after delivering a request for redemption pursuant to Section 8(a)(i) or the receipt by a holder of a notice of redemption from the Company pursuant to Section 8(a)(ii) and prior to receipt of the redemption price therefor (or, if later, the time of redemption specified in the notice delivered pursuant to Section 8(d)), such holder shall be permitted to convert any or all of its Convertible Preferred Stock, including any shares subject to a redemption notice, in the manner contemplated by Section 5.

(i) Reacquired Shares. Any shares of Convertible Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Company from time to time shall take such action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

9. Notice of Adjustment. In the event the Company determines that a Dosing Event or a Participation Event has occurred, the Company shall so certify to the holders thereof in writing in the form attached hereto and as promptly as practicable, but in any event within four (4) business days of such occurrence, issue a public announcement of such event. For purposes of this Section 9, “public announcement” shall mean disclosure in a press release reported by a national news service or in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

10. Definitions. The following terms shall have the following respective meanings:

“Accrued Value” means, with respect to each share of Convertible Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Stock, of (i) the Original Purchase Price plus (ii) on each Quarterly Dividend Date, an additional amount equal to the dollar value of any dividends on a share of Convertible Preferred Stock which have accrued on any dividend payment date and have not been previously added to such Accrued Value.

“affiliate” means, with respect to any Person (as defined herein), any (x) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (y) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Annual Rate” means 12.0% per annum, subject to reduction for either or both of the following events:

(a) Upon the occurrence of a Dosing Event following the Issue Date, the Annual Rate shall thereafter be reduced by 400 basis points.

(b) Upon the occurrence of a Partnership Event following the Issue Date, the Annual Rate shall thereafter be reduced by 400 basis points.

In no event shall the Annual Rate be reduced in respect of more than one Dosing Event or more than one Partnership Event.

In no event shall the Annual Rate be lower than 4.0%.

By way of illustration, if neither a Dosing Event nor a Partnership Event occurs, the Annual Rate shall remain at 12.0%; if a Dosing Event occurs at a time when a Partnership Event has not occurred, the Annual Rate shall be 8.0% from and after the Dosing Event; if a Partnership Event occurs at a time when a Dosing Event has not occurred, the Annual Rate shall be 8.0% from and after the Partnership Event; if, after the occurrence of a Dosing Event, a Partnership Event occurs, the Annual Rate shall be 4.0% from and after the Partnership Event; and if, after the occurrence of a Partnership Event, a Dosing Event occurs, the Annual Rate shall be 4.0% from and after the Dosing Event.

“beneficial ownership” shall be calculated in accordance with Section 13(d) of the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

A “Dosing Event” shall have occurred (1) at the time that the Company first administers, after the Issue Date, a dose of a pharmaceutical product candidate (which such product candidate shall be one of the following candidates, or a variation thereof: DCR- PHXC, DCR-PCSK9 or the “undisclosed rare diseased program currently in pre-clinical development” (as defined in the letter agreement) (each, a “Product Candidate”)) to a human being pursuant an investigational new drug application (“IND”) filed by the Company with the United States Food and Drug Administration; or (2) after the Company has first administered, after the Issue Date, a dose of a Product Candidate to a human being pursuant to a clinical trial authorization with the Medicine and Healthcare Products Regulatory Agency in the European Union and an IND relating to such Product Candidate has become effective.

“Equity Conditions” means: (i) the Company shall not be in breach of any of its obligations in any material respect under this Certificate of Designation, the Redeemable Convertible Preferred Stock Purchase Agreement dated as of March 30, 2017 (the “Purchase Agreement”) or the Registration Rights Agreement dated as of             , 2017; and (ii) all shares of Common Stock into which the Convertible Preferred Stock is convertible shall, upon issuance, be freely tradable by the holder under an effective registration statement filed by the Company pursuant to the Securities Act of 1933, amended, or Rule 144 promulgated thereunder without any volume or manner of sale limitations applicable to “affiliates,” as defined therein. For purposes of part (i) of this definition, the Company shall be deemed to be in breach of its obligations if the Common Stock issuable on conversion of the Convertible Preferred Stock is not then listed for trading on a Trading Market or if the Company has received a final notice of de-listing from a Trading Market.

“Equity Conditions Failure” means that on any applicable date of determination, any of the Equity Conditions have not been satisfied or any of the Equity Conditions would not reasonably be expected to be satisfied in the foreseeable future.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Issue Date” means, with respect to each share of the Convertible Preferred Stock, the date on which such share of Convertible Preferred Stock was issued.

“Junior Stock” means each class or series of capital stock of the Company created after the Issue Date that does not expressly rank pari passu with or senior to the shares of Convertible Preferred Stock as to payment of dividends and to distribution of assets of the Company upon a Liquidation Event or Deemed Liquidation Event.

“letter agreement” means the letter agreement, dated March 30, 2017, among the Company and the investors named in the Purchase Agreement.

“Original Purchase Price” means $100.00 per share of Convertible Preferred Stock.

A “Partnership Event” shall have occurred at the time the Company executes its first binding partnership or license agreement after the Issue Date with a “major” (as defined in the letter agreement) company in the pharmaceutical or biotechnology industry (the “Industry Partner”) relating to product candidates of the Company other than DCR- PHXC, DCR-PCSK9 or the “undisclosed rare disease program currently in pre-clinical development” (as defined in the letter agreement) pursuant to which (i) the Company has received a cash payment from the Industry Partner in at least a “minimum amount” (as defined in the letter agreement); and (ii) the

Industry Partner agrees to make one or more milestone payments to the Company due in connection with the filing of an IND or CTA, initiation of a clinical trial, or other milestone payment and the payment of a commercial sales-based royalty to the Company that, in the case of each such milestone payment and sales-based royalty, in the good faith judgment of the Board of Directors, is not inconsistent with then-current norms in the biotechnology industry with respect to programs partnered at a comparable stage of development. Notwithstanding the foregoing, the upfront cash payment in subsection (i) above shall not be deemed satisfied to the extent such payment includes a clawback or similar right to recoupment; provided, however, that to the extent any associated claw-backs expire or are no longer in effect, subsection (i) of the above shall have been deemed to have been satisfied at the time of such expiration.

“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Quarterly Dividend Date” shall mean March 31, June 30, September 30 and December 31 of each year.

“Required Holders” means holders of a majority of the then outstanding shares of Convertible Preferred Stock.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE MKT or any successor markets thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Company by its President and Chief Executive Officer as of             , 2017.

DICERNA PHARMACEUTICALS, INC.

By:
Name:	Douglas M. Fambrough, III
Title:	President, Chief Executive Officer

[Convertible Preferred Stock Certificate of Designation]

NOTICE OF ADJUSTMENT

Dated: __________________

The undersigned, on behalf of Dicerna Pharmaceuticals, Inc., hereby certifies to each holder of Convertible Preferred Stock that on [Insert Date] the following event has occurred (check one):

____ Dosing Event

____ Partnership Event

Following such occurrence, the Annual Rate is equal to:         %.

The Company hereby undertakes to provide reasonable details and supporting documentation regarding the subject matter of this Notice to each holder upon request.

DICERNA PHARMACEUTICALS, INC.

By:
Name:
Title: